Exhibit 99.1

GAMING PARTNERS INTERNATIONAL CORPORATION (NASDAQ: GPIC)

Gerard Charlier, Chief Executive Officer at 702/384-2425
John Foley, Foley/Freisleben LLC at 213/955-0020

HIGH DEMAND FOR RFID GAMING CHIPS IN MACAU TRIGGERS
ACCELERATED EXPANSION PLANS FOR GAMING PARTNERS INTERNATIONAL

LAS VEGAS, NEV. (June 19, 2006) - Gaming Partners International Corporation (NASDAQ - NMS: GPIC) (brand names: Bourgogne et Grasset, Paulson, and Bud Jones) today announced that its French subsidiary, GPI SAS, has made both larger and sooner than expected expansion plans to accommodate the high demand for its gaming chips from Macau casinos, including particularly RFID chips in Low Frequency (Philips 125 KHz) and also now in High Frequency (Magellan/PGIC 13.56 MHz). GPIC recently announced that it entered into a real estate purchase contract for an existing, two-story building in Beaune, France located near GPI SAS’s existing facility. The purchase is scheduled to close by the end of June 2006, subject to standard closing conditions. The purchase price is 650,000 euros (approximately US $827,840 as of June 1, 2006). The building will serve in particular as the administrative and sales headquarters and non-gaming chip production facility for GPIC’s operations outside of the United States, resulting in additional space for gaming chip production at GPIC’s existing facility in Beaune, France. In parallel, GPI SAS is getting ready to receive several additional and sophisticated pieces of equipment in order to properly serve the needs of the Macau casinos that are purchasing RFID and non-RFID gaming chips from GPI SAS. The new space will allow GPIC to increase its gaming chip production capacity without any significant interference with ongoing production and business operations.

Sales of RFID gaming chips and readers are definitely on the rise on a worldwide basis, and are expected to keep growing in the coming years. GPI SAS has ramped up its production facilities and number of employees in order to meet the increased demands from the Macau casinos, both in the volume of orders and in the delivery time requirements. GPI SAS has increased its number of employees by nearly 40% just since December 31, 2005.

“Based on our strong backlog at year end, we had already started to expand our production capacities in France, the US and Mexico. In France, the increase in production capacity and space has to be achieved faster than originally planned due to the soaring demand for our well-known and widely accepted gaming chips, jetons and plaques both without RFID and with RFID. The Macau casinos prefer the quality, experience and proven track record that only we can provide,” commented, Gerard P. Charlier, President and CEO.

Charlier continued, “GPI SAS, specializing in gaming chips for more than 80 years, began selling RFID chips 10 years ago. Over the years, nearly 100 casinos worldwide have purchased RFID jetons, plaques and chips from GPI SAS. The level of utilization of these RFID gaming chips ranges from the simple authentication of chips on an individual or stack basis to the more sophisticated automatic chip authentication and accounting with RFID readers, and finally to the much more sophisticated players tracking and table management systems offered by Progressive Gaming International Corp (PGIC). As previously announced, several well-known large Macau casinos have recently decided to invest in our RFID chips, either in Low Frequency or in High Frequency.”

For Low Frequency RFID chips, jetons and plaques only, GPIC’s total sales amounted to approximately $1 million in 2003 and 2004 each and $4.5 million in 2005. In the first quarter of 2006, GPIC’s sales of Low Frequency RFID chips, jetons and plaques amounted to $ 5.4 million. Based on actual April and May sales and on the current backlog of signed orders to be delivered before the end of the year, we expect 2006 GPIC sales of RFID chips, jetons and plaques in Low Frequency and High Frequency to exceed $16 million, more than three times greater than RFID chip sales in 2005.

About the Company

GPIC manufactures and supplies (under brand names: Bourgogne et Grasset, Paulson, and Bud Jones) gaming chips, jetons and plaques, layouts, playing cards, dice, gaming furniture, table accessories, RFID readers and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

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This press release may contain certain forward-looking statements that are subject to risks and uncertainties. GPIC’s expectations regarding operating results and operating efficiencies, including the growth of new product markets, may not be met. Factors that could cause actual results to vary materially from these forward-looking statements include: reduction in growth rate of new and existing casinos and markets, particularly in Asia, failure of the industry to accept RFID technology generally, or 125 KHz or 13.56 MHz RFID technologies, with respect to gaming chips and readers,  potential patent infringement issues, development of competing technologies by our competitors, timing and volume of customer demand for our casino products, customer cancellation of orders included in our backlog, timing of new casino openings and expansions, domestic or international terrorists incidents, and unexpected taxes, charges, costs or difficulties in consolidating the operations of the locations. Additional information concerning factors and risks that could affect these statements and GPIC’s financial condition and results of operations are included in GPIC’s  Form 10-Q for the quarter ended March 31, 2006 and Form 10-K for the year ended December 31, 2005.